November 2008
Pricing Sheet dated November 20, 2008 relating to
Preliminary Terms No. 806 dated October 27, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Currencies

Currency-Linked Capital Protected Notes due November 30, 2011
Based on the Performance of the U.S. Dollar Relative to the Eurozone Euro (Bullish Dollar / Bearish Euro)

PRICING TERMS – NOVEMBER 20, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$933,000
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	November 20, 2008
Original issue date:	November 28, 2008 (5 business days after the pricing date)
Maturity date:	November 30, 2011
Principal protection:	100%
Interest:	None
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:
$1,000 times the currency performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
This amount will be positive if the U.S. dollar appreciates relative to the Eurozone euro (i.e., the final exchange rate is less than the initial exchange rate).

Currency performance:
1 – (final exchange rate / initial exchange rate)
Under the terms of the notes, a positive currency performance means that the U.S. dollar has appreciated relative to the Eurozone euro, while a negative currency performance means the U.S. dollar has depreciated relative to the Eurozone euro.

Participation rate:	120%
Initial exchange rate:	1.25235, which is the exchange rate as posted on the reference source on the pricing date
Final exchange rate:	The exchange rate as posted on the reference source on the valuation date
Exchange rate:	The U.S. dollar / Eurozone euro exchange rate (expressed as the number of units of U.S. dollars per one Eurozone euro) as determined by reference to the reference source on such day.
Reference source:	Reuters page “WMRSPOT05”
Valuation date:	November 18, 2011
CUSIP:	617482DC5
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to company
Per Note	100%	2.25%	97.75%
Total	$933,000	$20,992.50	$912,007.50

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for currency-linked capital protected notes.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 806 dated October 27, 2008
Prospectus Supplement for Currency-linked Capital Protected Notes dated May 22, 2008
Prospectus dated January 25, 2006

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  IN ADDITION, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.